Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 16, 2025. GS Finance Corp. $ Callable 10-Year CMT Rate-Linked Range Accrual Notes due guaranteed by The Goldman Sachs Group, Inc.

Interest, if any, on your notes will be paid quarterly on the 23rd day of each January, April, July and October, commencing on the first interest payment date (expected to be October 23, 2025) and ending on the stated maturity date (expected to be July 23, 2035). Interest will be paid at a rate of 7.50% per annum on each of the first eight quarterly interest payment dates.

Subject to our redemption right, on each interest payment date beginning in October 2027, interest, if any, will be paid based on (i) the number of scheduled U.S. government securities business days in the relevant interest period (reference dates) on which the then-applicable 10-year CMT rate is equal to or less than 5.00% and (ii) the interest factor of 7.50%. Interest related to an interest payment date will be determined on the fourth scheduled U.S. government securities business day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such fourth scheduled U.S. government securities business day.

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any quarterly interest payment date on or after July 23, 2027.

To determine your annualized interest rate for each interest payment date beginning in October 2027, we will (i) divide the number of reference dates in such interest period on which the 10-year CMT rate is equal to or less than 5.00% by the total number of reference dates in such interest period and (ii) multiply the resulting fraction by the interest factor. Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. See page PS-3. Beginning with the interest payment date in October 2027, you will not receive any interest on your notes on an interest payment date if, on each reference date during the related interest period, the 10-year CMT rate is greater than 5.00%.

If we do not redeem your notes, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes plus any accrued and unpaid interest.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $887.3 and $927.3 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be July 23, 2025	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*The original issue price will be % for certain investors; see “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-19 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC Pricing Supplement No. dated , 2025.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $887.3 and $927.3 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,741 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40058JPW9 / US40058JPW98

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Face amount: $ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right” below, on the stated maturity date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000.

Company’s redemption right: the company may redeem this note at its option, in whole but not in part, on any redemption date. If the company so elects to redeem this note, on such redemption date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, a redemption price in cash equal to $1,000.

If the company chooses to exercise its redemption right, it will notify the holder of this note and the trustee by giving at least five business days’ prior notice. The day the company gives the notice, which will be a business day, will be the redemption notice date and the interest payment date specified by the company in the redemption notice, which in all cases will be on or after July 23, 2027, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the stated maturity date. A redemption notice, once given, shall be irrevocable.

Redemption dates: the interest payment date that is expected to fall on July 23, 2027 and each interest payment date occurring thereafter

Interest: Until the principal of this note is paid or made available for payment, the company will pay, on each interest payment date, interest on each $1,000 of the outstanding face amount equal to any interest accrued for the related interest accrual period. For each interest accrual period, the amount of accrued interest on each $1,000 of the outstanding face amount will be calculated by the calculation agent and will be equal to the product of (i) (a) in the case of an interest accrual period relating to any of the first eight interest payment dates, 7.50% per annum or (b) in the case of an interest accrual period relating to any interest payment date after the first eight interest payment dates, the interest rate with respect to the interest period immediately preceding the interest payment date on which interest is to be paid, in each case (a) and (b) times (ii) the face amount times (iii) an accrued interest factor for the interest accrual period. The accrued interest factor is calculated in accordance with the day count convention with respect to such interest accrual period.

With respect to each $1,000 of the outstanding face amount, the interest paid on any interest payment date will be paid to the person in whose name such amount of this note is registered as of the close of business on the regular record date for such interest payment date. If interest is due at maturity but on a day that is not an interest payment date, the interest will be paid to the person entitled to receive the principal of this note.

All percentages resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

Interest accrual period: the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Day count convention: 30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Interest rate: With respect to any interest payment date after the first eight interest payment dates, determined on the immediately preceding interest determination date based on the reference rate on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to the product of (i) the interest factor times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the reference rate was equal to or less than 5.00% divided by (b) the number of reference dates in such interest period. Notwithstanding the foregoing, the rate at which interest accrues on this note shall not at any time be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest factor: 7.50%

Reference date: for each interest period, each day that is a scheduled U.S. government securities business day

Interest period: the period from and including the relevant interest determination date to but excluding the next succeeding interest determination date, provided that the interest period related to the October 2027 interest payment date (i.e., the 9th interest payment date) shall begin on the fourth scheduled U.S. government securities business day prior to the July 2027 interest payment date (i.e., the 8th interest payment date). Interest periods are not relevant in determining the interest to be paid on the first eight interest payment dates.

Interest determination dates: for the 9th interest payment date and each interest payment date thereafter, the fourth scheduled U.S. government securities business day prior to the related interest payment date

Interest payment dates (set on the trade date): quarterly; expected to be the 23rd day of each January, April, July and October, commencing in October 2025 and ending on the stated maturity date, subject to the business day convention

Business day convention: following unadjusted, meaning that for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest accrual periods also are not adjusted for non-business days. If the stated maturity date or earlier redemption date does not occur on the originally scheduled day (because the originally scheduled stated maturity date or earlier redemption date is not a business day), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date or postponed earlier redemption date. However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date or postponed earlier redemption date.

Regular record dates: for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

Reference rate: for any day, the yield for Treasury securities at “constant maturity” for a period of the 10-year designated CMT index maturity (the “10-year CMT rate”) as published by the Federal Reserve System Board of

Governors, or its successor, on its website or in another recognized electronic source for such day, in each case as determined by the calculation agent in its sole discretion.

If, by approximately 5:00 P.M., New York City time, on the day that is one U.S. government securities business day following such day, the rate described in the preceding paragraph for such day does not appear on the website of the Federal Reserve System Board of Governors or in another recognized electronic source, in each case as determined by the calculation agent in its sole discretion, then the reference rate for the relevant reference date will be the Treasury constant maturity rate for the 10-year designated CMT index maturity that:

•
has been published by the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury; and
•
is determined by the calculation agent to be comparable to the applicable rate that would otherwise have been published on the website of the Federal Reserve System Board of Governors or in another recognized electronic source for such day, in each case as determined by the calculation agent in its sole discretion.

If the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury has not published a yield on Treasury securities at “constant maturity” for the 10-year designated CMT index maturity for such day, after consulting such sources as it deems comparable to any of the foregoing display pages, or any such source as it deems reasonable from which to estimate the reference rate, the calculation agent shall determine the reference rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the applicable business days, the reference dates and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the reference rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

Trade date: expected to be July 21, 2025

Original issue date (set on the trade date): expected to be July 23, 2025

Determination date (set on the trade date): the last interest determination date, expected to be July 17, 2035.

Stated maturity date (set on the trade date): expected to be July 23, 2035, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.

Index maturity: the period to maturity of the instrument or obligation on which the interest amount formula is based.

U.S. government securities business day: any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities. A day is a scheduled U.S. government securities business day if, as of the trade date, such day is not a Saturday or Sunday and the Securities Industry and Financial Markets Association is not expected to recommend that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Consequences of a non-U.S. government securities business day: If the calculation agent determines that a reference date is not a U.S. government securities business day, then the reference rate for such reference date, and for each consecutive reference date thereafter that is not a U.S. government securities business day, will be the reference rate on the next reference date that is a U.S. government securities business day. For example, if Monday through Wednesday are not U.S. government securities business days but Thursday is a U.S. government securities business day, then the reference rate for Thursday will also be used for each of Monday, Tuesday and Wednesday. However, if more than four consecutive reference dates are not U.S. government securities business days, then on such fifth consecutive reference date and for each consecutive reference date thereafter which is not a U.S. government securities business day, the calculation agent will determine the reference rate for each such reference date based on its assessment, made in its sole discretion, of the reference rate at the applicable time on such reference date.

Notwithstanding the above, if the calculation agent determines that the reference rate is not available on the last reference date in any applicable interest period, the calculation agent will determine the reference rate for such reference date based on its assessment, made in its sole discretion, of the reference rate at the applicable time on such reference date.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

Overdue interest rate: the interest rate in effect during the immediately preceding interest accrual period prior to the due date of such installment of interest

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate with respect to any given interest payment date after the first eight interest payment dates, which is based on the reference rate on the applicable reference dates in the immediately preceding interest period and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates, in each case assuming all other variables remain constant.

The examples below are based on a range of reference rates that are entirely hypothetical; no one can predict what the reference rate will be on any day throughout the life of your notes and what the interest rate will be on any interest payment date after the first eight interest payment dates. The reference rate has been highly volatile in the past — meaning that the reference rate has changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date or date of early redemption, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the reference rate, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-9 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Interest factor	7.50%

The day count convention calculation results in an accrued interest factor of 0.25

The notes are not redeemed

No non-U.S. government securities business day occurs on any reference date, including the originally scheduled determination date

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual reference rate on any reference date in any interest period, as well as the interest payable on each interest payment date after the first eight interest payment dates, may bear little relation to the hypothetical examples shown below or to the historical levels of the reference rates shown elsewhere in this pricing supplement. For information about the reference rate during recent periods, see “Historical 10-Year CMT Rates” on page PS-15. Before investing in the notes, you should consult publicly available information to determine the reference rate between the date of this pricing supplement and the date of your purchase of the notes.

The table below illustrates the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above.

The numbers in the first column in the table below represent the number of reference dates (“N”) during any given interest period for which the reference rate is equal to or less than 5.00%. The amounts in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the reference rate is equal to or less than 5.00% for a given number of reference dates (as specified in the first column). The values below have been rounded for ease of analysis.

Also, the information in the table below does not take into account the effect of applicable taxes.

N* (A)	Assumed number of reference dates in an interest period (B)	Fraction (A/B) × 7.50%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.01875000	0.47%
30	60	0.03750000	0.94%
45	60	0.05625000	1.41%
60	60	0.07500000	1.88%

*The number of reference dates for which the reference rate is equal to or less than 5.00% in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual reference rate on any day or what the market value of your notes will be on any particular day, nor can we predict the relationship among the reference rate and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual reference rates determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 17,741. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 17,741.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest payments on the notes after the first eight interest payment dates, if any, will be based on the reference rate, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

We Are Able to Redeem Your Notes at Our Option

On any quarterly interest payment date on or after July 23, 2027, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

If the Reference Rate Is Greater Than 5.00% For Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes after the first eight interest payment dates, if, for any reference date in any applicable interest period, the reference rate is greater than 5.00%, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the reference rate is greater than 5.00% for each reference date for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or the date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date or the date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the reference rate;
•
the volatility – i.e., the frequency and magnitude of changes – in the reference rate;
•
economic, financial, regulatory, political, military, public health and other events that affect the reference rate generally;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived,

and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the reference rate based on its historical performance. The actual performance of the reference rate over the life of the offered notes, as well as the interest payable on each interest payment date after the first eight interest payment dates, may bear little or no relation to the historical levels of the reference rate or the hypothetical examples shown elsewhere in this pricing supplement.

If the Reference Rate Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the reference rate. Changes in the reference rate may not result in a comparable change in the market value of your notes. Even if the reference rate is equal to or less than 5.00% during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Because of the long-dated maturity of your notes, the expected future performance of the reference rate will have a greater impact on the market value of your notes than if your notes had an earlier maturity date. In particular, the expected future performance of the reference rate may cause the market value of your notes to decrease even though the reference rate may be equal to or less than 5.00% during some portion of the life of the offered notes. Moreover, expectations about the performance of the reference rate in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the reference rate is favorable to your notes, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations That Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the reference rate for any reference date, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; non-business days; non-U.S. government securities business days; the interest determination dates; and the stated maturity date. Further, if the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury does not publish a yield on Treasury securities at “constant maturity” for the 10-year designated CMT index maturity for any reference date, after consulting such sources as it deems comparable to any of the foregoing display pages, or any such source as it deems reasonable from which to estimate the reference rate, GS&Co. shall determine the reference rate in its sole discretion, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the business day convention, the applicable business days, the reference dates and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the reference rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. See “Terms and Conditions — Reference rate” above. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

The Historical Levels of the Reference Rate Are Not an Indication of the Future Levels of the Reference Rate

In the past, the level of the reference rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the reference rate are not necessarily indicative of future levels of the reference rate. Any historical upward or downward trend in the reference rate is not an indication that the reference rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the reference rate as an indication of its future performance.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the reference rate. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference rate, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other rate-linked notes whose returns are linked to changes in the level of the reference rate.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the reference rate and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, subject to any positive or negative adjustments based on the actual interest payments on the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the reference rate on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the reference rate. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•
expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the reference rate,
•
may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or
•
may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the reference rate. We expect these steps to involve sales of instruments linked to the reference rate on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to the reference rate.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

Historical 10-year CMT Rates

The graph set forth below illustrates the historical levels of the reference rate from January 1, 2020 through July 14, 2025. We obtained the levels of the reference rate shown in the graph from the website of the Federal Reserve Board of Governors, without independent verification.

The reference rate has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the reference rate has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the reference rate during the period shown below is not an indication that the reference rate is more or less likely to increase or decrease at any time after the first eight interest payment dates.

You should not take the historical levels of the reference rate provided below as an indication of the future levels of the reference rate, including because of the recent volatility described above. We cannot give you any assurance that the future levels of the reference rate will result in you receiving interest payments after the first eight interest payments greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the reference rate.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax-exempt organization;
•
a partnership;
•
a person that owns the notes as a hedge or that is hedged against interest rate risks;
•
a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive, except to the extent of any positive or negative adjustments discussed below.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your notes) that provide for the possibility of early redemption should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the notes is equal to % per annum, compounded quarterly with a projected payment schedule consisting of estimates of the quarterly interest payments (as set forth in the table below) and a payment at maturity of $ (excluding the final interest payment) based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period through December 31, 2025
January 1, 2026 through December 31, 2026
January 1, 2027 through December 31, 2027
January 1, 2028 through December 31, 2028
January 1, 2029 through December 31, 2029
January 1, 2030 through December 31, 2030
January 1, 2031 through December 31, 2031
January 1, 2032 through December 31, 2032
January 1, 2033 through December 31, 2033
January 1, 2034 through December 31, 2034
January 1, 2035 through

In addition, we have determined the projected payments for your notes as follows:

Taxable Year	Payment in January	Payment in April	Payment in July	Payment in October
2025
2026
2027
2028
2029
2030
2031
2032
2033

Taxable Year	Payment in January	Payment in April	Payment in July	Payment in October
2034
2035

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If, during any taxable year, the actual payments with respect to the notes exceed the projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent payment debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to the notes are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent payment debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or maturity of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Furthermore, it is possible that any Form 1099-OID you receive in respect of the notes may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon sale, exchange, redemption or maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon sale, exchange, redemption or maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes, decreased by the amount of the fixed interest payments and the projected amount of any contingent payment previously made with respect to the notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), decreased by the amount of the fixed interest payments and the projected amount of any contingent payment previously made to you with respect to your notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 17,741 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of % of the face amount. GS&Co. may pay a referral fee of % from the concession to another dealer in connection with its marketing efforts related to the offered notes. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to %. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the notes against payment therefor in New York, New York on July 23, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 17,741, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 17,741, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 17,741, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Callable 10-Year CMT Rate-Linked Range Accrual Notes due

guaranteed by

The Goldman Sachs Group, Inc.

___________________

___________________

Goldman Sachs & Co. LLC